EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 1, 2000 (the "Hire Date") by and between ENGENYOUS Technologies, INC. (the "Company"), a Delaware corporation, and Clyde Smyth ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

RECITALS
The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT
In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.
1.1 The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, for the period commencing on the Hire Date and ending as provided in paragraph 4 hereof (the "Employment Period").

1.2 Executive shall serve as President, Chief Executive Officer ("CEO") and as chairman on the Company's Board of Directors (the "Board") Executive shall report to the Board.

1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President and CEO consistent with the bylaws of the Company and as required by the Company's Board.

1.4 Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located in Hallandale, Florida, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require
Executive to travel temporarily to other locations in connection with the Company's business.


2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.
2.1 During the Employment Period, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement. The foregoing shall not preclude Executive from engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations which will not present any direct conflict with the interest of the Company or affect the performance of Executive's duties hereunder.

2.2 Except with the prior written consent of the Company's Board, Executive will not, during the Employment Period, or any period during which Executive is receiving compensation or any other consideration from the Company, including severance pay pursuant to Section 4 herein, engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete with the products or products actively under development by the Company.

2.3 Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.


3. COMPENSATION OF EXECUTIVE.
3.1 The Company shall pay Executive an initial base salary of $125.000 (hundred and twenty five thousand) per year (the "Base Salary"), payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365 day fiscal year.

3.2 Executive's compensation may be changed from time to time by mutual agreement of Executive and the Board. Executive's Base Salary shall be reviewed annually by the Board and increased (but not decreased) based upon Executive's performance in the sole discretion of the Board.

3.3 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.4 During the Employment Period, the Company agrees to reimburse Executive for all reasonable and necessary business expenses subject to the Company's standard requirements with respect to reporting and documentation of such expenses.

3.5 Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any Executive benefit plan or arrangement which may be in effect from time to time and made available to its executive or key management employees. The Company may modify or cancel its benefit plan(s) as it deems necessary.

3.6 Executive shall be eligible for a performance bonus in 2000 to be awarded by the Board based upon Executive's attainment of certain sales goals. If the Company's sales for the period of January through December, 2000, are between Two Million Six Hundred Thousand Dollars
($2.600.000.00) and Four Million Seven Hundred Thousand Dollars ($4.700.000.00), Executive shall earn a bonus equal to the formula of Actual $ Sales / $4.700,000. x $50.000.00. As a stretch bonus, if the Company's sales for the period of January through December, 2000, are between Four Million Seven Hundred Thousand Dollars ($4.700.000.00) and Six Million Dollars($6.000.000.00), Executive will earn an additional bonus equal to the formula of Actual $ Sales / $6.000,000.00 x $50.000.00 In the event Executive attains sales goals in excess of Six Million Dollars ($6.000.000.00), his total bonus paid shall be limited to One Hundred Thousand Dollars ($100,000.00) in 2000. If Executive earns a bonus, hereunder, it shall be paid within sixty (60) days of December 31, 2000. For each year following 2000, Executive shall be eligible for an annual bonus which shall be awarded at the sole discretion of the Board pursuant to the terms of any bonus formula or plan which the Board may approve in the future.


(d) Upon any acquisition of the Company (through acquisition of shares, merger, sale of assets or otherwise) in which shares of the Company's common stock are converted into or exchanged for shares of another corporation, provision shall be made by the Company for the assumption of the Options by such other corporation and the Options shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to Executive upon consummation of such acquisition had the Options been exercised immediately prior thereto. Appropriate adjustments shall also be made to the exercise price applicable to the Options shall remain the same; provided, that in the event any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar stock awards for such Options, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated prior to such event and the Options terminated if not exercised after such acceleration and at or prior to such event.

4. TERM.
The Employment Period shall end on the tenth  anniversary of the Hire
Date; provided, that the Employment Period terminate earlier as provided in this Section 4. The ten (10) year Employment Period shall be extended at the end of each year during the Employment Period for an additional one (1) year period unless the Company notifies Executive in writing by March 31 of any year of the Company's election not to extend the Employment Period. Notwithstanding the foregoing,

(i) the Employment Period shall terminate upon Executive's resignation, death or permanent Disability (as defined in Section
4(j));

(ii) the Employment Period may be terminated by Executive at any time if the Company fails to comply with any material provision of this Agreement, which failure has not been cured within ten
(10) business days after notice of such noncompliance has been given by the Executive to the Company;

(iii) the Employment Period may be terminated for Good Reason by Executive at any time during the period ten (10) years after the date of a Change in Control (as defined below);

iv) the Employment Period may be terminated without Cause by the Company upon thirty (30) days prior written notice to Executive; and

(iv) the Employment Period may be terminated by the Company at any time for Cause.

a) If the Employment Period is terminated by the Company for Cause or by Executive's resignation, Executive shall be entitled to receive all amounts due to him through the date of termination, including any Bonus earned.

b) If the Employment Period is terminated as a result of Executive's death or permanent Disability, the Company shall pay any amounts due to Executive through the date of termination and a pro-rated Bonus in an amount equal to the Bonus which would have otherwise been payable to Executive pursuant to paragraph 3.6, if any, with respect to the fiscal year in which such termination occurs.

c) If the Employment Period is terminated by the Company pursuant to paragraph 4(iv) or by Executive pursuant to paragraphs 4(ii) above then, upon Executive's furnishing to the Company an executed waiver and release of claims form of which is attached hereto as Exhibit A), Executive shall be entitled to receive

(i) a lump sum payment equal to 50% of his current Base Salary in effect as of the date of termination, subject to standard deductions and withholdings payable within ten (10) days after the date of termination,

(ii) a Bonus equal to 50% of the average of the annual Bonuses earned by Executive during the Employment Period subject to standard deductions and withholdings. Executive shall also be eligible to receive continued medical benefits to the extent permitted under COBRA for a period of six (6) months from the date of termination.

d) If, within ten (10) years after a Change in Control, the Employment Period is terminated by the Company other than for Cause, or if Executive terminates the Employment Period for Good Reason (as hereinafter defined), then upon Executive's furnishing to the Company an executed waiver and release of claims form of which is attached hereto as Exhibit A), Executive shall be entitled to the following:

i) Executive's Base Salary and accrued and unused vacation earned through the date of termination;

ii) a lump sum payment equal to one and one-half times the sum of Executive's current Base Salary in effect as of the date of termination, subject to standard deductions and withholdings, to be paid within (10) days after the date of termination;

(iii) a lump sum payment equal to one and one-half times the average of the Bonuses earned by Executive during the Employment Period, subject to standard deductions and withholdings, to be paid within ten (10) days after the date of termination;

(iv) continued medical benefits, to the extent permitted under COBRA, for a period of eighteen (18) months.

e) If the Employment Period is terminated prior to December 1, 1999, there shall be no Bonus earned by Executive for the fiscal year ending December 31, 1999. If the Employment Period is terminated between December 1 and December 31, 1999, the Bonus earned by Executive for the fiscal year ending December 31, 1999 shall be 50% of Executive's Base Salary in effect as of such termination for purposes of calculating average Bonuses in paragraphs 4(c) and (d) above; provided, however, that Executive is not terminated for Cause.

f) For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if

 (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the
Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule
13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of Common Stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors;

(ii) during any period of not more than two consecutive years, not including any period prior to the date of this Agreement, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designed by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or

(iii) of this paragraph (f)) whose election by the Board or nomination by the Company's shareholders was approved by a vote by at least a majority of the directors still in office who either were in office at the beginning of such period or whose election or nomination for election was previously so approved, ceases for any reason to constitute a majority of the Board;

    (iii) the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the Company sells or disposes of all or substantially all of the Company's assets or any transaction having a similar effect is consummated.

g) "Good Reason" as used in this Agreement shall mean

(i) without Executive's express written consent, any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within ten (10) business days after notice of such noncompliance has been given by Executive to the Company, or

    ii) the occurrence (without Executive's express written consent), within ten (10) years after a Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the date of termination specified in any notice of termination given by Executive to the Company in respect thereof:

(h) Any change in Executive's title, authorities, responsibilities (including reporting responsibilities) which represents an adverse change from his status, title, position or responsibilities (including reporting responsibilities) which were in effect immediately prior to the Change in Control; the assignment to Executive of any material duties or work responsibilities which are inconsistent with such status, title, position or work responsibilities; or any removal of Executive from, or failure to appoint or reelect him to, any such positions, except if such changes are because of Disability, retirement, death or for Cause;

    (ii) The relocation of Executive's office to a location outside of Hallandale, Florida;

(iii) The failure by the Company to continue in effect any annual or long-term incentive compensation plan in which Executive participated immediately prior to the Change in Control, unless
Executive participates after the Change in Control in another comparable plan generally available to senior executives of the Company and senior executives of any person in control of the Company; or

(iv) The failure by the Company to continue to provide the Executive with benefits substantially similar in value in the aggregate to those enjoyed by Executive immediately prior to the Change in Control.

i) Except as otherwise set forth above, all of Executive's rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination.

j) For purposes of this Agreement, "Cause" shall mean

(i) the willful failure or refusal by Executive to perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness), which has not ceased within ten (10) business days after written demand for substantial performance is delivered to Executive by the Company, which demand identifies the manner in which Company believes that the Executive has not performed such duties and the steps required to cure such failure to perform;

(ii) Executive shall intentionally and willfully engage in misconduct which is materially injurious to the Company, monetarily or otherwise; or the conviction of Executive of or the entering of a plea of nolo contenders by Executive with respect to, a felony.

Notwithstanding the foregoing, Executive's Employment hereunder shall not be deemed to be terminated for Cause and no other action shall be taken by the Company which is adverse to Executive unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by a unanimous vote of the Board (excluding Executive) at a meeting of the Board (after written notice to Executive and a reasonable opportunity for Executive to be heard before the Board) authorizing and approving such termination or other action.

j) For purposes of this Agreement, permanent "Disability" shall mean the expiration of a continuous period of one hundred and eighty (180) days during which Executive is unable to perform his assigned duties due to physical or mental incapacity. In the event of any dispute regarding the existence of Executive's Disability hereunder, the matter will be resolved by the determination of a majority of three physicians qualified to practice medicine in Florida, one to be selected by each of Executive and the Board and the third to be selected by the two designated physicians. For this purpose, Executive will submit to appropriate medical examinations.

k) Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, and the amount of any payment or benefit provided for in this Section 4 shall not be reduced by any compensation earned by Executive as a result of employment by another employer or by any other benefits.

5. CHOICE OF LAW.
5.1 This Agreement will be governed by the internal law, and not the laws of conflicts, of the State of Florida.


6. AMENDMENT AND WAIVER.
6.1 The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7. CONFIDENTIAL AND PROPRIETARY INFORMATION;
NONSOLICITATION.
7.1 Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached and amended hereto as Exhibit B.

7.2 Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as "Confidential and Proprietary Information"). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

 7.3 While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company's Confidential and Proprietary Information from unauthorized use, that Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company's customer, vendor or distributor list.

8. ASSIGNMENT AND BINDING EFFECT.
8.1 This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Due to the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9. NOTICES.
9.1 All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

9.1.1    If to the Company:       ENGENYOUS Technologies Inc
              400 s Dixie Highway
              Hallandale, FL 33009

9.1.2  If to Executive: Clyde Smyth
              3401 N Country Club Drive # 717
                        Aventura, FL 33180


Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10. INTEGRATION.
10.1 This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.


11. AMENDMENT.
11.1 This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

12. WAIVER.
12.1 No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13. SEVERABILITY.
13.1 The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

14. INTERPRETATION; CONSTRUCTION.
14.1 The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15. REPRESENTATIONS AND WARRANTIES.
15.1 Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

16. LITIGATION COSTS.
16.1 Should any litigation, arbitration, or administrative action be commenced between the parties or their personal representatives concerning any provision of this agreement or the rights and duties of any person in relation to this agreement, the party or parties prevailing such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that party's attorney's fees in such litigation which shall be determined by the court, arbitrator, or administrative agency, in such action or in a separate action brought for that purpose.

17. TRADE SECRETS OF OTHERS.
17.1 It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive's former employers, nor shall the Company and/or its affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ENGENYOUS Technologies Inc

By:        /S/ Clyde Smyth

Its:             CEO
Dated:         01/01/2000


EXECUTIVE: /S/  Clyde Smyth
Dated:         01/01/2000



EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

 In consideration of the payments and other benefits set forth in
Section 4 of the Employment Agreement dated April 01, 1998 to which this form is attached, I, Clyde Smyth, hereby furnish ENGENYOUS Technologies Inc (the "Company"), with the following release and waiver ("Release and Waiver").

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and Benefit Plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the Florida Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the Florida Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW
OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING
THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY
AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

 I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which I was already entitled as an Executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) I have the right to consult with an attorney prior to executing this release and waiver (although I may choose voluntarily not to do so); and if I am over 40 years old upon execution of this
(c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this release and waiver (although I may choose voluntarily to execute this release and waiver earlier); (d) I have seven (7) days following the execution of this release and waiver to revoke my consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7) day revocation period has expired.



Date: January 1, 2000                            /S/   Clyde Smyth

     ----------------------                      ------------------------------
                                                       Clyde Smyth

EXHIBIT B


EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by ENGENYOUS Technologies Inc (the "COMPANY"), and the compensation now and hereafter paid to me, I, Clyde Smyth, hereby agree as follows:

1. NONDISCLOSURE
1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authority such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 PROPRIETARY INFORMATION. The term "PROPRIETARY
INFORMATION" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "PROPRIETARY INFORMATION" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries developments, designs and techniques
(hereinafter collectively referred to as "INVENTIONS"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("THIRD PARTY INFORMATION") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS
AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the promises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.


2. ASSIGNMENT OF INVENTIONS
2.1 PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "PRIOR INVENTIONS"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub licensees) to make, have made, modify, use and sell such Prior Invention.
Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

 2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "COMPANY INVENTIONS."

 2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a non assignable Invention.

2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within six (6) months after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the Florida Law and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of the Florida Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Florida Law.

2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which am made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the
Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.

My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this Section 2.8, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records
(in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for six (6) months after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breech any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the
Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing a mutually agreed termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS
10.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This
Agreement will be governed by and construed according to the laws of the State of Florida, as such laws are applied to agreements entered into and to be performed entirely within Florida between Florida residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Broward County, Florida for any lawsuit filed there against me by Company arising from or related to this Agreement

10.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. Except for my Employment Agreement dated April 1st, 1998, this Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof. In the event of any conflict between the terms of this Agreement and my Employment Agreement, my
Employment Agreement shall prevail. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

This Agreement shall be effective as of the first day of my employment with the Company, namely: January 1, 2000.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS
TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS
AGREEMENT.



Dated:  January 01, 2000


          /S/ Clyde Smyth
          (SIGNATURE)

         Clyde Smyth
       (PRINTED NAME)



ACCEPTED AND AGREED TO:

ENGENYOUS Technologies Inc

By:    /S/ Clyde Smyth
Title:          CEO

400 S Dixie Highway
Hallandale, Fl 33009

Dated:  01/01/2000





EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with the Florida Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

 1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

 2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

        I ACKNOWLEDGE RECEIPT of a copy of this notification.

 By:     /S/
      Clyde Smyth
 Date: 01/01/2000


WITNESSED BY:
    /S/
 Margareta  Totems
(PRINTED NAME OF REPRESENTATIVE)




EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 1, 2000 (the "Hire Date") by and between ENGENYOUS Technologies, INC. (the "Company"), a Delaware corporation, and
Margareta Totems ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

RECITALS
The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.


AGREEMENT
In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.
1.1 The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, for the period commencing on the Hire Date and ending as provided in paragraph 4 hereof (the "Employment Period").

1.2 Executive shall serve as Vice President, Chief Financial Officer ("CFO") and as Director on the Company's Board of Directors (the "Board")
Executive shall report to the Board.

1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President and CEO consistent with the bylaws of the Company and as required by the Company's Board.

1.4 Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located in Hallandale, Florida, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require
Executive to travel temporarily to other locations in connection with the Company's business.


2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.
2.1 During the Employment Period, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement. The foregoing shall not preclude Executive from engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations which will not present any direct conflict with the interest of the Company or affect the performance of Executive's duties hereunder.

2.2 Except with the prior written consent of the Company's Board, Executive will not, during the Employment Period, or any period during which Executive is receiving compensation or any other consideration from the Company, including severance pay pursuant to Section 4 herein, engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete with the products or products actively under development by the Company.

2.3 Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.


3. COMPENSATION OF EXECUTIVE.
3.1 The Company shall pay Executive an initial base salary of $100.000 (hundred thousand) per year (the "Base Salary"), payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365 day fiscal year.

3.2 Executive's compensation may be changed from time to time by mutual agreement of Executive and the Board. Executive's Base Salary shall be reviewed annually by the Board and increased (but not decreased) based upon Executive's performance in the sole discretion of the Board.

3.3 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.4 During the Employment Period, the Company agrees to reimburse Executive for all reasonable and necessary business expenses subject to the Company's standard requirements with respect to reporting and documentation of such expenses.

3.5 Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any Executive benefit plan or arrangement which may be in effect from time to time and made available to its executive or key management employees. The Company may modify or cancel its benefit plan(s) as it deems necessary.

3.6 Executive shall be eligible for a performance bonus in 2000 to be awarded by the Board based upon Executive's attainment of certain sales goals. If the Company's sales for the period of January through December, 2000, are between Two Million Six Hundred Thousand Dollars
($2.600.000.00) and Four Million Seven Hundred Thousand Dollars ($4.700.000.00), Executive shall earn a bonus equal to the formula of Actual $ Sales / $4.700,000. x $25.000.00. As a stretch bonus, if the Company's sales for the period of January through December, 2000, are between Four Million Seven Hundred Thousand Dollars ($4.700.000.00) and Six Million Dollars($6.000.000.00), Executive will earn an additional bonus equal to the formula of Actual $ Sales / $6.000,000.00 x $25.000.00 In the event Executive attains sales goals in excess of Six Million Dollars ($6.000.000.00), her total bonus paid shall be limited to One Hundred Thousand Dollars ($100,000.00) in 2000. If Executive earns a bonus, hereunder, it shall be paid within sixty (60) days of December 31, 2000. For each year following 2000, Executive shall be eligible for an annual bonus which shall be awarded at the sole discretion of the Board pursuant to the terms of any bonus formula or plan which the Board may approve in the future.


(d) Upon any acquisition of the Company (through acquisition of shares, merger, sale of assets or otherwise) in which shares of the Company's common stock are converted into or exchanged for shares of another corporation, provision shall be made by the Company for the assumption of the Options by such other corporation and the Options shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to Executive upon consummation of such acquisition had the Options been exercised immediately prior thereto. Appropriate adjustments shall also be made to the exercise price applicable to the Options shall remain the same; provided, that in the event any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar stock awards for such Options, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated prior to such event and the Options terminated if not exercised after such acceleration and at or prior to such event.

4. TERM.
The Employment Period shall end on the fifth anniversary of the Hire Date; provided, that the Employment Period terminate earlier as provided in this
Section 4. The five (5) year Employment Period shall be extended at the end of each year during the Employment Period for an additional one (1) year period unless the Company notifies Executive in writing by March 31 of any year of the Company's election not to extend the Employment Period. Notwithstanding the foregoing,

(v) the Employment Period shall terminate upon Executive's resignation, death or permanent Disability (as defined in Section
4(j));

(vi) the Employment Period may be terminated by Executive at any time if the Company fails to comply with any material provision of this Agreement, which failure has not been cured within ten
(10) business days after notice of such noncompliance has been given by the Executive to the Company;

(vii) the Employment Period may be terminated for Good Reason by Executive at any time during the period five (5) years after the date of a Change in Control (as defined below);

iv) the Employment Period may be terminated without Cause by the Company upon thirty (30) days prior written notice to Executive; and

(viii) the Employment Period may be terminated by the Company at any time for Cause.

a) If the Employment Period is terminated by the Company for Cause or by Executive's resignation, Executive shall be entitled to receive all amounts due to him through the date of termination, including any Bonus earned.

b) If the Employment Period is terminated as a result of Executive's death or permanent Disability, the Company shall pay any amounts due to Executive through the date of termination and a pro-rated Bonus in an amount equal to the Bonus which would have otherwise been payable to Executive pursuant to paragraph 3.6, if any, with respect to the fiscal year in which such termination occurs.

c) If the Employment Period is terminated by the Company pursuant to paragraph 4(iv) or by Executive pursuant to paragraphs 4(ii) above then, upon Executive's furnishing to the Company an executed waiver and release of claims form. Executive shall be entitled to receive

(i) a lump sum payment equal to 50% of his current Base Salary in effect as of the date of termination, subject to standard deductions and withholdings payable within ten (10) days after the date of termination,

(ii) a Bonus equal to 50% of the average of the annual Bonuses earned by Executive during the Employment Period subject to standard deductions and withholdings. Executive shall also be eligible to receive continued medical benefits to the extent permitted for a period of six (6) months from the date of termination.

d) If, within five (5) years after a Change in Control, the Employment Period is terminated by the Company other than for Cause, or if Executive terminates the Employment Period for Good Reason (as hereinafter defined), then upon Executive's furnishing to the Company an executed waiver and release of claims form.
Executive shall be entitled to the following:

i) Executive's Base Salary and accrued and unused vacation earned through the date of termination;

ii) a lump sum payment equal to one and one-half times the sum of Executive's current Base Salary in effect as of the date of termination, subject to standard deductions and withholdings, to be paid within (10) days after the date of termination;

(iii) a lump sum payment equal to one and one-half times the average of the Bonuses earned by Executive during the Employment Period, subject to standard deductions and withholdings, to be paid within ten (10) days after the date of termination;

(iv) continued medical benefits, to the extent permitted, for a period of eighteen (18) months.

e) If the Employment Period is terminated prior to December 1, 1999, there shall be no Bonus earned by Executive for the fiscal year ending December 31, 1999. If the Employment Period is terminated between December 1 and December 31, 1999, the Bonus earned by Executive for the fiscal year ending December 31, 1999 shall be 50% of Executive's Base Salary in effect as of such termination for purposes of calculating average Bonuses in paragraphs 4(c) and (d) above; provided, however, that Executive is not terminated for Cause.

f) For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if

 (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the
Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule
13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of Common Stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors;

(ii) during any period of not more than two consecutive years, not including any period prior to the date of this Agreement, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designed by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or

(iii) of this paragraph (f)) whose election by the Board or nomination by the Company's shareholders was approved by a vote by at least a majority of the directors still in office who either were in office at the beginning of such period or whose election or nomination for election was previously so approved, ceases for any reason to constitute a majority of the Board;

    (iii) the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the Company sells or disposes of all or substantially all of the Company's assets or any transaction having a similar effect is consummated.

g) "Good Reason" as used in this Agreement shall mean

(i) without Executive's express written consent, any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within ten (10) business days after notice of such noncompliance has been given by Executive to the Company, or

    ii) the occurrence (without Executive's express written consent), within five (5) years after a Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the date of termination specified in any notice of termination given by Executive to the Company in respect thereof:

(h) Any change in Executive's title, authorities, responsibilities (including reporting responsibilities) which represents an adverse change from his status, title, position or responsibilities (including reporting responsibilities) which were in effect immediately prior to the Change in Control; the assignment to Executive of any material duties or work responsibilities which are inconsistent with such status, title, position or work responsibilities; or any removal of Executive from, or failure to appoint or reelect him to, any such positions, except if such changes are because of Disability, retirement, death or for Cause;

    (ii) The relocation of Executive's office to a location outside of Hallandale, Florida;

(iii) The failure by the Company to continue in effect any annual or long-term incentive compensation plan in which Executive participated immediately prior to the Change in Control, unless
Executive participates after the Change in Control in another comparable plan generally available to senior executives of the Company and senior executives of any person in control of the Company; or

(iv) The failure by the Company to continue to provide the Executive with benefits substantially similar in value in the aggregate to those enjoyed by Executive immediately prior to the Change in Control.

i) Except as otherwise set forth above, all of Executive's rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination.

j) For purposes of this Agreement, "Cause" shall mean

(i) the willful failure or refusal by Executive to perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness), which has not ceased within ten (10) business days after written demand for substantial performance is delivered to Executive by the Company, which demand identifies the manner in which Company believes that the Executive has not performed such duties and the steps required to cure such failure to perform;

(ii) Executive shall intentionally and willfully engage in misconduct which is materially injurious to the Company, monetarily or otherwise; or the conviction of Executive of or the entering of a plea of nolo contenders by Executive with respect to, a felony.

Notwithstanding the foregoing, Executive's Employment hereunder shall not be deemed to be terminated for Cause and no other action shall be taken by the Company which is adverse to Executive unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by a unanimous vote of the Board (excluding Executive) at a meeting of the Board (after written notice to Executive and a reasonable opportunity for Executive to be heard before the Board) authorizing and approving such termination or other action.

j) For purposes of this Agreement, permanent "Disability" shall mean the expiration of a continuous period of one hundred and eighty (180) days during which Executive is unable to perform his assigned duties due to physical or mental incapacity. In the event of any dispute regarding the existence of Executive's Disability hereunder, the matter will be resolved by the determination of a majority of three physicians qualified to practice medicine in Florida, one to be selected by each of Executive and the Board and the third to be selected by the two designated physicians. For this purpose, Executive will submit to appropriate medical examinations.

k) Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, and the amount of any payment or benefit provided for in this Section 4 shall not be reduced by any compensation earned by Executive as a result of employment by another employer or by any other benefits.

5. CHOICE OF LAW.
5.1 This Agreement will be governed by the internal law, and not the laws of conflicts, of the State of Florida.


6. AMENDMENT AND WAIVER.
6.1 The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7. CONFIDENTIAL AND PROPRIETARY INFORMATION;
NONSOLICITATION.

7.1 Executive recognizes that her employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as "Confidential and Proprietary Information"). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

 7.2 While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company's Confidential and Proprietary Information from unauthorized use, that Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company's customer, vendor or distributor list.


8. ASSIGNMENT AND BINDING EFFECT.
8.1 This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Due to the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9. NOTICES.
9.1 All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

9.1.2    If to the Company:       ENGENYOUS Technologies Inc
              400 s Dixie Highway
              Hallandale, FL 33009

9.1.2  If to Executive: Margareta Totems
              3401 N Country Club Drive # 718
                        Aventura, FL 33180


Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10. INTEGRATION.
10.1 This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.




11. AMENDMENT.
11.1 This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

12. WAIVER.
12.1 No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13. SEVERABILITY.
13.1 The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

14. INTERPRETATION; CONSTRUCTION.
14.1 The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15. REPRESENTATIONS AND WARRANTIES.
15.1 Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

16. LITIGATION COSTS.
16.1 Should any litigation, arbitration, or administrative action be commenced between the parties or their personal representatives concerning any provision of this agreement or the rights and duties of any person in relation to this agreement, the party or parties prevailing such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that party's attorney's fees in such litigation which shall be determined by the court, arbitrator, or administrative agency, in such action or in a separate action brought for that purpose.

17. TRADE SECRETS OF OTHERS.
17.1 It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive's former employers, nor shall the Company and/or its affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ENGENYOUS Technologies Inc

By:   /S/ Clyde Smyth

Clyde Smyth  the Company's CEO
    ------------------------------

Dated: January 1, 2000



EXECUTIVE: /S/ Margareta Totems

Dated:  01/01/2000